Exhibit 10.1

SYNOPSYS, INC.

EXECUTIVE INCENTIVE PLAN

(amended and restated on December 3, 2021)

I. PLAN OBJECTIVES:

This Synopsys, Inc Executive Incentive Plan (the “Plan”) provides members of management of Synopsys, Inc. (the “Company”) the potential to earn variable compensation linked directly to: (i) driving the strategic direction of the Company, (ii) driving attainment of financial targets, and (iii) reinforcing a culture of accountability and performance excellence.

II. ADMINISTRATION:

The Plan shall be administered by the Compensation and Organizational Development Committee of the Company’s Board of Directors or other duly authorized committee of the Board of Directors (the “Committee”). Eligibility for, and determination of, incentive awards under the Plan are within the sole discretion of the Committee. The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. Determinations by the Committee shall be final and binding on the Company, all Eligible Employees (as defined below), and all other persons.

III. ELIGIBILITY:

A. Subject to achievement of the goals and criteria described below, an employee is eligible to earn an incentive award under the Plan (an “Eligible Employee”) if:

(i) such employee holds a position grade of Vice President or higher;

(ii) such employee is a regular employee scheduled to work at least 20 hours per week;

(iii) such employee is employed by the Company as of the first working day of the fourth quarter of the fiscal year;

(iv) such employee is actively employed through the day the award is paid (or on an approved leave of absence); and

(v) the Committee has approved such employee’s participation for a given performance period and the Target Award (as defined below) for such period.

B. If an employee is hired or transitions into a role during the performance period that would qualify such employee as an Eligible Employee, or if an Eligible Employee transitions out of a role during a performance period that would result in such employee ceasing to be an Eligible Employee, the Committee will determine in connection with such transition whether such employee shall participate in the Plan (and the size of the Target Award) for the then-ongoing performance period, and such decision shall be final and binding on the employee.

IV. PERFORMANCE PERIOD:

The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to the Company’s fiscal year.

V. INCENTIVE TARGET AWARDS:

The Committee shall approve the individual incentive target award (each, a “Target Award”) for each Eligible Employee. The Target Award is equal to a percentage of the Eligible Employee’s regular base salary for the performance period (at the rate in effect at the time the Committee determines the Target Award). If an Eligible Employee’s base salary or role with the Company is changed during a performance period, the Committee will determine whether and how the Target Award size will be adjusted. Stock-based compensation, cash variable compensation, employee benefit value, any additional bonus, commission, or other incentive, and any non-recurring or other extraordinary cash compensation (e.g., relocation payments or signing bonuses) are not included in the Target Award calculation.

VI. FUNDING GOAL:

A. No amount will be earned under the Plan unless the Company achieves the “Funding Goal” selected by the Committee for the applicable performance period based on any one of, or combination of, the Performance Criteria (as described below). The Funding Goal may be based on Company-wide results or the results of one or more business units, divisions, affiliates, or business segments. The Funding Goal may be set in absolute terms or it may be set relative to (i) internally generated business plans, (ii) the performance of one or more peer companies, or (iii) the performance of one or more relevant indices.

B. If the Company fails to achieve the Funding Goal, no amounts will be earned or paid under this Plan for such performance period. If the Company achieves the Funding Goal, the Plan will fund at the maximum award per Eligible Employee for such performance period. The maximum award that any Eligible Employee may earn in any performance period is 225% of such employee’s Target Award. The Committee shall then determine the Final Award, up to such maximum award per Eligible Employee, as set forth below.

VII. PERFORMANCE CRITERIA:

A. The following performance criteria may be used by the Committee for purposes of establishing the Funding Goal (the “Performance Criteria”): (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin and Non-GAAP operating margin; (viii) gross margin; (ix) operating income or expense; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) orders (including backlog) and/or revenue; (xvii) orders quality metrics; (xviii) increases in revenue or product revenue; (xix) expenses and/or cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance (including, without limitation, total shareholder return); (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes; (xxviii) customer satisfaction; (xxix) stockholders’ equity; (xxx) quality measures; (xxxi) Non-GAAP net income; and (xxxii) workforce metrics such as diversity, employee turnover, retention and engagement, and leadership. For purposes hereof, unless the Committee provides otherwise, “Non-GAAP” shall have the meaning set forth in the Company’s 2006 Employee Equity Incentive Plan (the “2006 Equity Plan”).

B. The manner of measurement of the Performance Criteria may be adjusted as set forth in the 2006 Equity Plan. The Committee shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for the applicable performance period.

VIII. FINAL AWARDS:

If the Company achieves the Funding Goal, the Plan will fund at the maximum award per Eligible Employee for such performance period. The Committee will then use discretion to determine the “Final Award” to be paid to each Eligible Employee based on one or more of the following: (i) formula(s) or other objective metrics that it establishes for the applicable performance period based on one or more of the Performance Criteria (and permitted adjustments to the manner of measurement of such criteria) set forth above, (ii) management’s recommendations to the Committee regarding individual performance, (iii) the Company’s achievement of other financial goals, product milestones, or strategic goals, (iv) cross-functional teamwork and collaboration, (v) unforeseen changes in the economy and/or geopolitical climate, and (vi) any other factors deemed material by the Committee. The Final Award payable to any Eligible Employee with respect to any fiscal year shall not exceed $4,000,000. The Committee reserves the discretion to pay the Final Award, or a portion thereof, using shares of the Company’s common stock issued under the 2006 Equity Plan.

IX. PAYMENT SCHEDULE:

Payment of Final Awards will occur within thirty (30) days following the date of certification by the Committee (the “Certificate Date”) that the performance and other criteria for payment have been satisfied and the Final Award is determined. An Eligible Employee must remain employed by the Company as of the payment date to earn and vest in the Final Award. If the Committee waives the requirement that an Eligible Employee must be employed on the date the Final Award is to be paid, in order to ensure exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payout shall occur no later than the 15th day of the third month following the later of: (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

X. IMPORTANT NOTES ABOUT THE PLAN:

A. The Company shall have the right to deduct from all payments under the Plan any federal, state, or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to an Eligible Employee an amount equal to the taxes required to be withheld with respect to any award under the Plan.

B. Awards under the Plan represent unfunded and unsecured obligations of the Company and a holder of any right hereunder shall have no rights other than those of a general unsecured creditor to the Company.

C. To the extent the Committee permits beneficiary designations and waives the requirement that the Eligible Employee be employed as of the payment date, any payments due under the Plan to a deceased Eligible Employee shall be paid to the beneficiary duly designated by the Eligible Employee in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Eligible Employee, payment shall be made to the Eligible Employee’s legal representative. A beneficiary designation may be changed or revoked by an Eligible Employee at any time, provided the change or revocation is filed with the Company prior to the Eligible Employee’s death.

D. A person’s rights and interests under the Plan, including any award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of an Eligible Employee’s death, to a designated beneficiary if permitted by the Committee, or in the absence of such designation, by will or the laws of descent and distribution.

E. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof). No Award made under the Plan shall be intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly.

F. This Plan supersedes and replaces all prior executive incentive plans applicable to Eligible Employees for performance periods commencing on or after the effective date of this Plan.

G. The Committee reserves the right to terminate or make changes to the Plan at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Plan at any time, with or without notice.

H. Nothing in this Plan shall be construed to be a guarantee that any Eligible Employee will receive all or part of an incentive award or to imply a contract between the Company and any Eligible Employee. Further, participation in the Plan and/or receipt of an award shall not be construed to grant any person the right to remain in the employ of the Company for any specific period of duration.

I. All payments under this Plan are subject to recovery in accordance with the Compensation Recovery Policy of the Company, as modified from time to time, as well as any clawback policy required by applicable law.

***

4